EXHIBIT 15.2

Beijing Office
Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang
Dist., Beijing 100020
T 8610.8518.7992

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in Renren Inc.’s registration statements on Form S-8 (File No. 333-177366, File No. 333-209734 and File No. 333-227886) of our report dated May 27, 2021, with respect to our audits of the consolidated financial statements and the related notes and schedule of Renren Inc. as of December 31, 2019 and 2020 and for each of the two years in the period ended December 31, 2020 appearing in the Annual Report on Form 20-F of Renren Inc. for the year ended December 31, 2020.

Our report on the consolidated financial statements refers to our audit of the adjustments to the 2018 consolidated financial statements to retrospectively present discontinued operations as described in Note 1 and Note 4. However, we were not engaged to audit, review, or apply any procedure to the 2018 consolidated financial statements other than with respect to such adjustments.

Our report on the consolidated financial statements also refers to a change in the method of accounting for leases effective January 1, 2019.

/s/ Marcum Bernstein & Pinchuk LLP

Beijing, China

May 27, 2021